Exhibit 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Bioventus Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)(1)	1,225,000 (2)	$4.955 (3)	$6,069,875.00	$147.60 per $1,000,000	$895.91
Total Offering Amounts					$6,069,875.00		$895.91
Total Fee Offsets							$—
Net Fee Due							$895.91
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”) of Bioventus Inc. (the “Registrant”) as may be issued to prevent dilution of the shares of Class A Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.
(2)Consists of 375,000 shares of Class A common stock of the Registrant reserved for issuance under the Inducement Award—Restricted Stock Unit Agreement and 850,000 shares of Class A common stock of the Registrant reserved for issuance under the Inducement Award—Option Agreement, each entered into with Robert E. Claypoole as a material inducement for his employment with the Registrant.
(3)Calculated solely for the purpose of this offering pursuant to Rule 457(c) and 457(h)(1) on the basis of the average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Global Select Market on January 5, 2024.